AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

(LB Series Fund, Inc.)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT dated as of January 1, 2002, by and among Thrivent Financial for Lutherans (f/k/a Aid Association for Lutherans)(“Adviser”), Thrivent Series Fund, Inc. (f/k/a LB Series Fund, Inc.)(the “Fund”) and T. Rowe Price Associates, Inc. (the “Agreement”).

The Agreement is hereby amended, effective as of May 1,2004, as follows:

1.	Pursuant to Section II of the Agreement, the following portfolio of the Fund shall be a “Portfolio” under the Agreement:

Thrivent Partner Small Cap Value Portfolio

2.	Schedule 1 to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Bruce J. Nicholson
Name:	Bruce J. Nicholson
Title:	President and Chief Executive Officer

LB SERIES FUND, INC.

By:	/s/ Pamela J. Moret
Name:	Pamela J. Moret
Title:	President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Darrell N. Braman
Name:	Darrell N. Braman
Title:	Vice President

EXHIBIT A

Schedule I

Dated as of May 1, 2004

Subadvisory Fees

Thrivent Partner Growth Stock Portfolio

(Formerly called TRP Growth Stock Portfolio)

Average Daily Net Assets	Annual Rate
$0 - $500 million	0.40%
Above $500 million	0.35%

Thrivent Partner Small Cap Value Portfolio

Average Daily Net Assets	Annual Rate
All Assets	0.60%